 Exhibit 5.1

February 6, 2026

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario

K7A 0A8 Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-3

We have acted as counsel to Canopy Growth Corporation, a corporation incorporated under the federal laws of Canada (the “Company”), in connection with certain matters of law relating to the registration by the Company, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 18,705,578 common shares in the capital of the Company (the “Shares”), covered by the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof.

The 18,705,578 Shares (the “Warrant Shares”) are issuable upon exercise of common share purchase warrants of the Company (the “Loan Warrants”) at an exercise price equal to US$1.30 per Share and will expire on January 8, 2031 pursuant to a Loan and Guaranty Agreement (the “Loan Agreement”) dated January 8, 2026 by and among the Company, as a borrower, certain subsidiaries of the Company party thereto, as borrowers and/or guarantors, the parties identified therein as lenders (the “Lenders”), and JGB Collateral LLC, as administrative and collateral agent, pursuant to which, among other things, the Lenders advanced US$150,000,000 pursuant to a senior secured loan in the aggregate principal amount of US$162,115,000 (collectively, the “Loans” and such transaction, the “Loan Transaction”). The Loans were funded on January 8, 2026 (the “Loan Closing Date”) with an original issue discount of US$12,115,000. In connection with the Loan Transaction, on the Loan Closing Date, the Company issued the Loan Warrants to the Lenders.

This opinion letter is being furnished in accordance with the requirements of Item 601 of Regulation S-K under the Securities Act.

1.	EXAMINATIONS AND INVESTIGATIONS

Documents. We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	a certificate of compliance (the “Certificate of Compliance”) dated February 5, 2026 issued for the Company under the Canada Business Corporations Act (the “CBCA”);

(b)	the articles of the Company, as amended;

(c)	the by-laws of the Company, as amended;

(d)	certain resolutions of the Company’s board of directors relating to the Loan Agreement and the Registration Statement, including the authorization, issuance and reservation of the Warrant Shares;

(e)	a certificate, dated the date of this opinion letter, of an officer of the Company (the “Officer’s Certificate”), including copies of each of the items in paragraphs 1(b), 1(c), and 1(d) above;

(f)	the Loan Agreement;

(g)	the certificates representing the Loan Warrants (collectively, with the Loan Agreement, the “Transaction Documents”); and

(h)	the Registration Statement.

Minute Books. Except for the corporate records forming part of the Officer’s Certificate and such other corporate records as we deemed necessary, we have not reviewed the minute books of the Company.

2.	ASSUMPTIONS

(a)	Authenticity. We have assumed: (i) the legal capacity of all individuals signing documents; (ii) the genuineness of all signatures; (iii) the authenticity and completeness of all documents submitted to us as originals; (iv) the conformity to authentic original documents of all documents submitted to us as copies; and (v) the continuing accuracy of the Certificate of Compliance as of the date of this opinion letter as if issued on that date.

(b)	Enforceability, etc. of Transaction Documents executed by others. We have assumed that: (i) each party to each Transaction Document other than the Company: (A) is existing under the laws of its jurisdiction of formation, as applicable; (B) has the requisite power and capacity to carry on business, own properties and assets, and execute, deliver, and perform its obligations under that Transaction Document and to carry out the transactions contemplated under that Transaction Document; (C) has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, that Transaction Document; and (D) has duly executed and delivered that Transaction Document; (ii) the exercise, by each party other than the Company, of its rights and the performance of its obligations under each Transaction Document is not contrary to its constating documents or governing legislation; (iii) each Transaction Document constitutes a legal, valid, and binding obligation of each party to it other than the Company, enforceable against that party in accordance with its terms; (iv) the representations and warranties of each party to each Transaction Document other than the Company are true and correct and accurate in all respects; and (v) to the extent that any of the Transaction Documents are to be performed in any jurisdiction other than the Provinces (as defined below), such performance will not be illegal under the laws of that jurisdiction.

(c)	Public records. We have assumed the completeness, accuracy, and currency of: (i) the indices and filing systems maintained at the public offices where we searched or made inquiries; (ii) all documents supplied or otherwise conveyed to us by public officials; and all facts set out in those documents and in official public records.

(d)	Trading restrictions. We have assumed that, at the time of any distribution of or trade in securities of the Company referred to in this opinion letter, no order, ruling, or decision granted by a securities commission, court of competent jurisdiction, or regulatory or administrative body having jurisdiction is in effect that would: (i) restrict any distribution of or trade in those securities; or (ii) affect any person or company who engaged in any such distribution or trade (including, without limitation, any cease trade orders).

(e)	Registration Statement. We have also assumed that the Registration Statement, and any amendments thereto (including any other post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded.

We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

3.	RELIANCE

(a)	Matters of fact in the Officer’s Certificate. We have relied solely upon the Officer’s Certificate as to the matters of fact set out in such certificate, without independently verifying those facts.

(b)	Company Status. In expressing the opinion in section 6(a), we have relied and our opinion is based solely upon the Certificate of Compliance and the Officer’s Certificate.

4.	qualifications

Our opinions expressed herein are subject to the following qualifications:

(a)	the enforceability of any agreement may be limited by bankruptcy, reorganization, winding-up, insolvency, moratorium, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditor’s rights;

(b)	no opinion is given as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(c)	no opinion is given as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

(d)	no opinion is given with respect to rights to indemnity and contribution;

(e)	the enforceability of the obligations of a party under any agreement is subject to general principles of equity, including, without limitation:

(i)	concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

(ii)	the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

(iii)	the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgments;

(iv)	the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence; and

(v)	the discretion of a court with respect to the enforcement of provisions in an agreement to the effect that certain factual or legal determinations, calculations or certificates will be conclusive and binding;

(f)	a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence thereto;

(g)	the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(h)	the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

5.	LAWS ADDRESSED

The opinions we express are limited to the laws of the Provinces of Ontario, British Columbia and Alberta (together, the “Provinces”) and the federal laws of Canada applicable therein on the date of this opinion letter (“Applicable Laws”) and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, including, without limitation, any federal or state law of the United States. For the purposes of this opinion, the term “Securities Laws” means the Securities Act (Ontario), together with the regulations and rules made under that act, the Securities Act (British Columbia), together with the regulations, rules and forms made under that act and the blanket rulings and orders issued by the British Columbia Securities Commission and the Securities Act (Alberta), together with the regulations and rules under that act and the blanket rulings and orders issued by the Alberta Securities Commission.

We are solicitors qualified to carry on the practice of law in the Provinces only, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Provinces and the federal laws of Canada applicable therein. The opinions herein are limited to Applicable Laws and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

6.	OPINIONS

Based upon and subject to the foregoing and subject to the qualifications expressed herein, we are of the opinion that:

(a)	The Company is a corporation existing under the CBCA.

(b)	The issuance of the Warrant Shares has been duly authorized and the Warrant Shares will be validly issued as fully-paid and non-assessable common shares of the Company upon the due exercise of the Loan Warrants, including payment of the exercise price therefor.

7.	USE OF OPINION

This opinion letter is rendered solely in connection with the Company’s filing of the Registration Statement with the SEC and the registration of the resale of the Warrant Shares pursuant to the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

/s/ CASSELS BROCK & BLACKWELL LLP